                                                                    EXHIBIT 11.1



                       STATEMENT REGARDING CALCULATION OF


                         NET INCOME (LOSS) PER SHARE(1)


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                   NINE MONTHS
                                                 YEAR ENDED JUNE 30,             ENDED MARCH 31,
                                            ------------------------------     -------------------
                                             1993        1994       1995        1995        1996
                                            -------     ------     -------     -------     -------
Net income (loss).........................  $(1,390)    $2,263     $   448     $   207     $ 1,764
                                            =======     ======     =======     =======     =======
Weighted average shares outstanding:
  Common stock............................    7,866      9,187       9,520       9,520       9,903
  Common stock issuable upon exercise
     of options granted through
     March 31, 1995.......................       --         --         443         399         499
  Common stock issuable upon exercise of
     options granted subsequent to March
     31, 1995(2)..........................      713        713         713         713         713
                                            -------     ------     -------     -------     -------
Weighted average common shares and
  equivalents.............................    8,579      9,900      10,676      10,632      11,115
                                            =======     ======     =======     =======     =======
Net income (loss) per share...............  $ (0.16)    $ 0.23     $  0.04     $  0.02     $  0.16
                                            =======     ======     =======     =======     =======


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(1) This Exhibit should be read in conjunction with Note 1 of Notes to
    Consolidated Financial Statements.



(2) Stock options granted (using the treasury stock method and an assumed initial public offering price of $13 per share) have been included in the calculation of the common equivalent shares as if they were outstanding for all periods presented.